Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 20, 2025 (which includes an explanatory paragraph relating to Ithax Acquisition Corp. III’s ability to continue as a going concern), relating to the financial statements of Ithax Acquisition Corp. III, as of July 31, 2025 and for the period from July 3, 2025 (inception) through July 31, 2025, which is contained in the Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 17, 2025

Updated Dec. 3, 2020	Page 1 of 1